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                                                                    Exhibit 11.1

                        CALCULATION OF NET LOSS PER SHARE

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------------------
                                                                                    1996            1995             1994
                                                                                  --------        --------         --------
                                                                                    (In thousands, except per share data)

         Net loss...............................................                  $ (670)          $(3,516)        $(7,034)
                                                                                  ======           =======         =======
         Weighted-average shares of common stock outstanding....                   7,034               849             796

         Shares related to staff accounting bulletin topic 4D:
           Stock options........................................                      80               322             322
           Preferred stock (1)..................................                     287             1,145           1,145
                                                                                  ------           -------          ------

         Shares used in calculating net loss per share..........                   7,401             2,316           2,263
                                                                                  ======           =======          ======

         Net loss per share.....................................                  $(0.09)          $ (1.52)        $ (3.11)
                                                                                  ======           =======         =======
         Calculation of shares outstanding for computing
            pro forma net loss per share:.......................
           Shares used in computing net loss per share                             7,401             2,316
           Adjusted to reflect the effect of the assumed
             conversion of preferred stock from the
             date of issuance (2)...............................                   2,275             5,736
                                                                                  ------           -------
         Shares used in computing pro forma net loss per share..                   9,676             8,052
                                                                                  ======           =======

         Pro forma net loss per share...........................                  $(0.07)          $ (0.44)
                                                                                  ======           =======

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       (1) Series D and E shares
       (2) Series A, B and C shares